Exhibit 21.1

List of Subsidiaries

Entity	Chief Executive Offices or Principal Places of Business	Jurisdiction of Organization	Company Organizational Numbers

Digital Turbine, Inc.	110 San Antonio St, Suite 160 Austin, TX 78701	USA	22-2267658

Digital Turbine USA, Inc.	110 San Antonio St, Suite 160 Austin, TX 78701	USA	45-3982329

Digital Turbine (EMEA) Ltd.	4 Shenkar St Herzliya Pituach, 4672054	Israel	514802875

Digital Turbine Luxembourg S.a.r.l.	121 Avenue De La Faiencerie L-1511 Luxembourg	Luxembourg	Section B, 173 016

Digital Turbine Media, Inc.	406 Blackwell St, Suite 500 Durham, NC 27701	USA	26-2346340

Digital Turbine Singapore Pte Ltd.	128 Tanjong Pagar Rd Singapore , 088535	Singapore	201407526R

Mobile Posse, Inc.	1010 N. Glebe Rd, Suite 800 Arlington, VA 22201	USA	20-3687545